Exhibit 99.1

CONTACT:
Investor Relations
Ph. (203) 656-7608
IR@jetblue.com

Corporate Communications
Ph. (718) 709-3089
CorporateCommunications@jetblue.com

JETBLUE ANNOUNCES FIRST QUARTER RESULTS

Reports First Quarter Net Loss of $32M

Announces Comprehensive Return to Profitability Plan
Including Adjustment to Growth,
Aircraft Deferrals and Sale

New York, (April 25, 2006) – JetBlue Airways Corporation (Nasdaq: JBLU) today reported its results for the first quarter 2006 and announced a comprehensive "Return to Profitability" plan. Details include:

•	Net loss for the first quarter was $32 million, representing a loss per diluted share of $0.18, compared to first quarter 2005 net income of $6 million, representing earnings of $0.04 per diluted share.

•	Operating loss for the first quarter was $25 million, resulting in a negative 5.2% operating margin, compared to operating income in the first quarter of 2005 of $25 million, resulting in a 6.6% operating margin.

•	Operating revenues for the quarter totaled $490 million, representing growth of 31.4% compared to the first quarter of 2005, on 27.2% more capacity.

•	JetBlue announces deferral of 12 A320 aircraft deliveries previously scheduled from 2007 through 2009 to 2011 through 2012 and the intention to sell at least two, and potentially up to five, existing Airbus A320 aircraft from its current fleet as part of a comprehensive plan to return to profitability.

"We are disappointed to report our second consecutive quarterly loss," said David Neeleman, JetBlue's Chairman and CEO. "As we face what might be the 'new normal' for fuel prices, we have developed a comprehensive 'Return to Profitability' plan that includes right-sizing capacity, revenue enhancements and cost reductions. We are focusing on diversifying our route network with an emphasis on medium- and short-haul flights, revamping our fare structures to meet the sustained high fuel prices and right-sizing capacity in our trans-continental markets. The first action of this strategy is to adjust our fleet plan by deferring 12 aircraft previously scheduled for delivery in 2007 through 2009 to 2011 through 2012, and seeking a buyer for at least two of our Airbus A320 aircraft currently in revenue service. Taking these actions now allows us to continue to grow at a less accelerated rate, while still preserving our ability to take advantage of market opportunities now and in the future."

JetBlue achieved a completion factor of 99.0% of scheduled flights in the first quarter, compared to 98.6% in 2005. On-time performance, defined by the U.S. Department of Transportation as arrivals within 14 minutes of schedule, was 70.6% in the first quarter compared to 65.6% in the same period in 2005. The Company attained a load factor in the first quarter of 2006 of 84.2%, a decrease of 1.6 points on a capacity increase of 27.2% over the first quarter of 2005.

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Dave Barger, President and COO, commented: "JetBlue's crewmembers again met the challenges of operating in the congested Northeast airspace, especially given the disruption caused by the blizzard in February. In addition, the performance of our E190 fleet has improved steadily since introducing this new aircraft type in November 2005. With six months of operating experience, E190 reliability is performing within the range of expectations on all our routes, including our initial route between New York's JFK and Boston's Logan airport. To further improve system-wide operational performance we revitalized our 'BlueTurn' process, designed to obtain better labor efficiencies for our airport crewmembers, while keeping aircraft ground time to an absolute minimum. Our crewmembers' enthusiasm and commitment to keeping the JetBlue Experience unique for our customers was recognized with the 'Best Domestic Airline' by Travel + Leisure's readers, 'Passenger Service Award' by Air Transport World Magazine and the #1 ranking in the Wichita State University and University of Nebraska Airline Quality Rating for the third straight year."

For the first quarter, revenue passenger miles increased 24.8% from the first quarter of 2005 to 5.5 billion. Yield per passenger mile was 8.37 cents, up 4.0% compared to 2005. Operating revenue per available seat mile (RASM) increased 3.3% year-over-year to 7.46 cents. Available seat miles grew 27.2% to 6.6 billion. Operating expenses for the first quarter were $515 million, up 48.0% from the first quarter of 2005. Operating expense per ASM (CASM) for the first quarter 2006 increased 16.3% year-over-year to 7.84 cents. During the quarter, realized fuel price was $1.86 per gallon, a 42.5% increase over first quarter 2005 realized fuel price of $1.31 per gallon. Excluding fuel, CASM increased 6.7% year-over-year. JetBlue ended the quarter with $419 million in cash and investment securities.

As part of the Return to Profitability Plan, JetBlue's leadership team completed an extensive evaluation, which identified opportunities to decrease costs, increase labor efficiencies and improve revenue performance, while keeping the JetBlue Experience unique and continuing to meet customer expectations. Specific initiatives of this plan will be rolled out throughout 2006 and include a variety of revenue enhancement initiatives, more efficient fuel usage and conservation efforts, more rigorous supply chain management and a broad review of all expenses throughout the organization.

As part of the comprehensive plan, JetBlue will reduce capacity in certain trans-continental markets, increase trans-continental flying in higher performing markets and shift flying to shorter haul markets as a result of the high cost of fuel. The ratio of long-haul to non-long-haul flying in summer 2005, as measured by number of flights, was 1.5:1 which will shift to 1.2:1 in summer 2006.

Supporting this initiative, JetBlue introduced new service between the following city pairs since the beginning of the year:

Short-Haul	Medium-Haul
Boston – Washington	New York/JFK – Austin, TX
New York/JFK – Richmond, VA	Boston – Austin, TX
Boston – Richmond, VA	Boston – Nassau

JetBlue will continue to focus on adding short- and medium-haul flights, including already-announced service:

•	Long Beach, CA to Sacramento, CA (starts May 3, 2006)

•	Orlando to San Juan & Aguadilla, PR (starts May 3, 2006)

•	New York/JFK to Bermuda (starts May 4, 2006)

•	New York/JFK to Portland, ME (starts May 23, 2006)

•	New York/JFK to Jacksonville, FL (starts June 15, 2006)

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•	New York/JFK and Boston to Pittsburgh, PA (starts June 30, 2006)

•	Boston to Buffalo, NY (starts June 30, 2006)

•	Burbank, CA to Las Vegas, NV (starts June 30, 2006)

•	New York/JFK to Charlotte, NC (starts July 12, 2006)

•	New York/JFK to Raleigh-Durham, NC (starts July 20, 2006)

JetBlue will remain flexible and responsive to long-haul opportunities, such as new nonstop service between Burbank, CA and Orlando, FL (beginning June 30, 2006) and Boston to Phoenix, AZ (beginning May 3, 2006).

As part of the airline's capacity-adjustment plan for 2006, JetBlue intends to sell at least two of its existing Airbus A320 aircraft that are currently in revenue service. JetBlue projects 2006 ASM growth, which had previously been projected at 28-30% over 2005, will be reduced to 20-22% for the full year over 2005.

JetBlue will also defer 12 Airbus A320 aircraft originally scheduled for delivery between 2007-2009 to 2011-2012. To preserve the airline's ability to take advantage of market opportunities, JetBlue has increased A320 options from two aircraft to four aircraft in both 2009 and 2010. The Embraer E190 delivery schedule remains unchanged.

A320	2007	2008	2009	2010	2011	2012	2013
Firm Orders
Original	17	17	18	18	12	0	0
Adjusted to	12	12	16	18	18	6	0
Change	(5)	(5)	(2)	0	6	6	0

Options
Original	0	2	2	2	9	20	15
Adjusted to	0	2	4	4	6	16	18
Change	0	0	2	2	(3)	(4)	3

Looking ahead, for the second quarter of 2006, JetBlue expects to report an operating margin between 4% and 6% assuming an all in aircraft fuel cost per gallon of $2.10. For the second quarter, CASM is expected to increase between 19% and 20% over the year-ago period, at the assumed $2.10 aircraft fuel cost per gallon. Excluding fuel, CASM in the second quarter is expected to increase between 9% and 11% year over year. Capacity is expected to increase between 22% and 24% over the same period last year. For the full year 2006, JetBlue expects to report an operating margin between 3% and 5% based on an assumed aircraft fuel cost per gallon of $2.10, net of hedges. CASM for the full year is expected to increase between 13% and 15% over full year 2005, at the assumed $2.10 aircraft fuel cost per gallon. Excluding fuel, CASM in 2006 is expected to increase between 6% and 8% year over year. Capacity for the full year 2006 is expected to increase between 20% and 22% over 2005. Based on these assumptions, the company expects to report net income in the second quarter and a net loss for the full year 2006.

JetBlue will conduct a conference call to discuss its quarterly earnings today, April 25, at 10:00 a.m. Eastern Time. A live broadcast of the conference call will be available via the World Wide Web at http://investor.jetblue.com.

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In the six years since its launch, JetBlue Airways has focused on creating a new airline category—an airline that offers value, service and style. Based out of New York City, the low-cost carrier currently serves 35 destinations with more than 410 flights daily. Onboard JetBlue, customers enjoy roomy leather seats and 36 channels of free DIRECTV(r) programming (a), the most live TV available on any airline. On flights longer than two hours, a selection of first-run movies and bonus features from FOX InFlight(tm) is also available. JetBlue offers customers generous brand name snacks and beverages, including freshly brewed Dunkin' Donuts coffee, and delicious wines selected by the airline's Low Fare Sommelier, Josh Wesson from Best Cellars. On overnight flights from the West, the airline now offers Shut-Eye Service, with a Shut-Eye Kit(tm) designed exclusively for JetBlue by Bliss Spa and other special amenities including a "good morning" hot towel service. With JetBlue, all seats are assigned, all travel is ticketless, all fares are one-way, and an overnight stay is never required. For information or reservations call 1-800-JETBLUE (1-800-538-2583) or visit www.jetblue.com.

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(a) DIRECTV(r) service is not available on flights to/from Bermuda, Puerto Rico or the Dominican Republic; however, where applicable FOX InFlight is offered complimentary on these routes. FOX InFlight is a trademark of Twentieth Century Fox Film Corporation. JetBlue's in-flight entertainment is powered by LiveTV, a wholly owned subsidiary of JetBlue.

This press release contains statements of a forward-looking nature which represent our management's beliefs and assumptions concerning future events. Forward-looking statements involve risks, uncertainties and assumptions, and are based on information currently available to us. Actual results may differ materially from those expressed in the forward looking statements due to many factors, including, without limitation, our extremely competitive industry; increases in fuel prices, maintenance costs and interest rates; our ability to implement our growth strategy, including the integration of the EMBRAER 190 aircraft into our operations; our significant fixed obligations; our ability to attract and retain qualified personnel and maintain our culture as we grow; our reliance on high daily aircraft utilization; our dependence on the New York metropolitan market; our reliance on automated systems and technology; our reliance on a limited number of suppliers; changes in or additional government regulation; changes in our industry due to other airlines' financial condition; and external geopolitical events and conditions. Further information concerning these and other factors is contained in the Company's Securities and Exchange Commission filings, including but not limited to, the Company's 2005 Annual Report on Form 10-K. We undertake no obligation to update any forward-looking statements to reflect events or circumstances that may arise after the date of this release.

JETBLUE AIRWAYS CORPORATION
CONSOLIDATED STATEMENTS OF OPERATIONS
(in millions, except share and per share amounts)
(unaudited)

	Three Months Ended March 31,		Percent Change
	2006	2005
OPERATING REVENUES
Passenger	$463	$357	29.8
Other	27	16	67.0
Total operating revenues	490	373	31.4
OPERATING EXPENSES
Salaries, wages and benefits	132	98	34.4
Aircraft fuel	160	87	85.2
Landing fees and other rents	38	26	44.3
Depreciation and amortization	34	24	38.9
Aircraft rent	22	18	25.2
Sales and marketing	20	19	5.3
Maintenance materials and repairs	21	14	55.5
Other operating expenses	88	62	41.1
Total operating expenses	515	348	48.0
OPERATING INCOME (LOSS)	(25)	25	(202.2)
Operating margin	(5.2)%	6.6%	(11.8	) pts.
OTHER INCOME (EXPENSE)
Interest expense	(37)	(21)	81.5
Capitalized interest	5	4	43.8
Interest income and other	10	3	230.8
Total other income (expense)	(22)	(14)	59.4
INCOME (LOSS) BEFORE INCOME TAXES	(47)	11
Income tax expense (benefit)	(15)	5
NET INCOME	$(32)	$6
EARNINGS (LOSS)PER COMMON SHARE:
Basic	$(0.18)	$0.04
Diluted	$(0.18)	$0.04
Weighted average shares outstanding (thousands):
Basic	173,246	156,487
Diluted	173,246	165,042

JETBLUE AIRWAYS CORPORATION

COMPARATIVE OPERATING STATISTICS

	Three Months Ended March 31,		Percent Change
	2006	2005
Revenue passengers (thousands)	4,335	3,400	27.5
Revenue passenger miles (millions)	5,536	4,434	24.8
Available seat miles (ASMs) (millions)	6,577	5,169	27.2
Load factor	84.2%	85.8%	(1.6	) pts.
Breakeven load factor (1)	92.7%	83.0%	9.7	pts.
Aircraft utilization (hours per day)	12.8	13.2	(2.9)
Average fare	$106.86	$104.98	1.8
Yield per passenger mile (cents)	8.37	8.05	4.0
Passenger revenue per ASM (cents)	7.04	6.91	2.0
Operating revenue per ASM (cents)	7.46	7.22	3.3
Operating expense per ASM (cents)	7.84	6.74	16.3
Operating expense per ASM, excluding fuel (cents)	5.40	5.06	6.7
Airline operating expense per ASM (cents) (1)	7.76	6.68	16.2
Departures	34,417	25,637	34.2
Average stage length (miles)	1,246	1,292	(3.6)
Average number of operating aircraft during period	95.5	70.9	34.8
Average fuel cost per gallon	$1.86	$1.31	42.5
Fuel gallons consumed (millions)	86	66	30.0
Percent of sales through jetBlue.com during period	82.3%	76.4%	5.9	pts.
Full-time equivalent employees at period end (1)	9,039	6,797	33.0

SELECTED CONSOLIDATED BALANCE SHEET DATA
(in millions)

	March 31, 2006	December 31, 2005
Cash, cash equivalents and investment securities	$419	$484
Total assets	4,068	3,892
Total debt	2,382	2,326
Stockholders' equity	889	911

NON-GAAP FINANCIAL MEASURES (2)
(in millions)

Three Months Ended March 31, 2006
Fuel Neutral Operating Expenses to Prior Period
Operating expenses as reported	$515
Less: Reported aircraft fuel	(160)
Add: Aircraft fuel at prior period cost per gallon	113
Fuel neutral operating expenses	468
Fuel neutral operating margin	4.6%
Fuel neutral operating expense per ASM (cents)	7.12

(1)	Excludes operating expenses and employees of LiveTV, LLC, which are unrelated to our airline operations.

(2)	In management's view, comparative analysis of period-to-period operating results can be enhanced by excluding the significant volatility in the price of aircraft fuel, which is subject to many economic and political factors that are beyond our control, in addition to the impact of hedging activities. We believe that the presentation of this non-GAAP financial measure is useful to management and investors because it is more indicative of our ability to manage our costs and also assists in understanding the significant impact that fuel prices have had, and continue to have, on our operations. Investors should consider these non-GAAP financial measures in addition to, and not as a substitute for, our financial performance measures prepared in accordance with GAAP.